FOR IMMEDIATE RELEASE

Alpha Announces Preliminary, Unaudited Fourth Quarter 2022 Financial Results
Challenging Geology, Transportation Issues Contribute to Fewer Shipped Tons and Higher Cost of Coal Sales for the Quarter

BRISTOL, Tenn., January 30, 2023 – Alpha Metallurgical Resources, Inc. (NYSE: AMR) (“Alpha” or the “Company”), a leading U.S. supplier of metallurgical products for the steel industry, today announced preliminary, unaudited financial results for the fourth quarter ending December 31, 2022.

(millions, except per share)
Three months ended
Dec. 31, 2022
Net income	$220.7
Net income per diluted share	$13.37
Adjusted EBITDA(1)	$247.9
Tons of coal sold	3.9
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1. These are non-GAAP financial measures. A reconciliation of Net Income to Adjusted EBITDA is included in tables accompanying the financial schedules.

“In advance of our formal earnings announcement in late February, we are providing an initial look at what ended up being a challenging quarter from a production and cost standpoint,” said Andy Eidson, Alpha’s chief executive officer. “Our volumes for the quarter came in lower than expected due to a confluence of negative factors, chiefly some challenging, but temporary, geological conditions at a few of our largest mines and transportation issues in moving our coal from the mines to preparation plants and train loadouts. When combined with a few weather-related power outages, delays resulting from shortage of certain component equipment parts, and holiday shutdowns limiting additional work hours available to recover lost production, these headwinds made for a weaker-than-anticipated quarter and higher-than-projected cost environment.”

Eidson continued: “We have taken steps to address these issues. Mine advance rates in January are back to normal levels at the mines where we experienced late-2022 issues, and we believe the geological issues are now behind us. We are also seeing improvement in the ability to move coal from the mines to our plants, and we have taken proactive steps to shore up our parts and equipment supply chain. We look forward to sharing more detail about these efforts on our February 23 earnings conference call.”

Preliminary Financial Performance

Alpha expects to report net income of $220.7 million, or $13.37 per diluted share, for the fourth quarter 2022.

For the fourth quarter, total Adjusted EBITDA was $247.9 million.

Coal Revenues

(millions)
Three months ended
Dec. 31, 2022
Met Segment	$804.9
All Other	$16.3

Met Segment (excl. freight & handling)(1)	$699.0
All Other (excl. freight & handling)(1)	$16.3

Tons Sold	(millions)
Three months ended
Dec. 31, 2022
Met Segment	3.8
All Other	0.1

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1. Represents Non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Coal Sales Realization(1)

(per ton)
Three months ended
Dec. 31, 2022
Met Segment	$186.29
All Other	$126.10
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Cost of Coal Sales

(in millions, except per ton data)
Three months ended
Dec. 31, 2022
Cost of Coal Sales	$549.1
Cost of Coal Sales (excl. freight & handling/idle)(1)	$434.3

(per ton)
Met Segment(1)	$112.97
All Other(1)	$80.76

__________________________________
1. Represents Non-GAAP cost of coal sales and Non-GAAP cost of coal sales per ton which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Alpha’s chief financial officer, Todd Munsey, commented on the preliminary results for full year 2022: “Due to the operational challenges alongside increased labor and benefits costs for our workforce, we expect to report Non-GAAP costs per ton slightly above the top end of our full year guidance range for Met segment cost of coal sales. While our fourth quarter 2022 results clearly underperformed our expectations, 2022 was a year of record financial performance. We believe this performance is an indicator of the collective team’s capabilities that we expect to build on and highlight in the current year.”

As of December 31, 2022, Alpha had total liquidity of $441.1 million, including cash and cash equivalents of $301.9 million, short-term investments of $46.1 million, and $93.1 million of unused availability under the ABL. The future available capacity under the ABL is subject to inventory and accounts receivable collateral requirements and the maintenance of certain financial ratios. As of December 31, 2022, the company had no borrowings and $61.9 million in letters of credit outstanding under the ABL.

Share Repurchase Program

In 2022, Alpha's board of directors authorized a share repurchase program allowing for the expenditure of up to $1 billion for the repurchase of the company's common stock. As of December 31, 2022, the company had acquired approximately 3.5 million shares of common stock at a cost of approximately $517 million. The number of common stock shares outstanding as of December 31, 2022 was 15,552,676, not including the potentially dilutive effect of unexercised warrant shares or unvested equity awards.

The timing and amount of share repurchases will continue to be determined by the company's management based on its evaluation of market conditions, the trading price of the stock, applicable legal requirements, compliance with the provisions of the company's debt agreements, and other factors.

Note About Preliminary Results
The financial results presented in this release are preliminary and may change. This preliminary financial information includes calculations or figures that have been prepared internally by management. The Company’s independent registered public accounting firm has not finished its audit of, and does not express an opinion with respect to, this data. There can be no assurance that the Company’s actual results for the periods presented herein will not differ from the preliminary financial results presented herein, and such changes could be material. These preliminary financial results should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and are not necessarily indicative of the results to be achieved for any future periods. This preliminary financial information could be impacted by the effects of the Company’s financial closing procedures, final adjustments, and other developments, including the ongoing audit of the Company’s consolidated financial statements.
Earnings Announcement and Conference Call
The company plans to announce its definitive fourth quarter 2022 financial results before the market opens on Thursday, February 23, 2023. The company also expects to hold a conference call regarding its fourth quarter 2022 results on February 23, 2023, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://investors.alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 877-407-0832 (domestic toll-free) or 201-689-8433 (international) approximately 15 minutes prior to start time.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures which either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “non-GAAP coal revenues,” “non-GAAP cost of coal sales,” “non-GAAP coal margin,” and “Adjusted cost of produced coal sold.” We use Adjusted EBITDA to measure the operating performance of our segments and allocate resources to the segments. Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance or any other measure of operating results or liquidity presented in accordance with GAAP. We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold. We use non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, depreciation, depletion and amortization - production (excluding the depreciation, depletion and amortization related to selling, general and administrative functions), accretion on asset retirement obligations, amortization of acquired intangibles, net, and idled and closed mine costs. Non-GAAP cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin per ton for our coal operations is calculated as non-GAAP coal sales realization per ton for our coal operations less non-GAAP cost of coal sales per ton for our coal operations. We also use Adjusted cost of produced coal sold to distinguish the cost of captive produced coal from the effects of purchased coal. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate the Company’s operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

Three Months Ended December 31, 2022
Net income	$220,680
Interest expense	1,747
Interest income	(1,775)
Income tax benefit	(7,748)
Depreciation, depletion and amortization	23,930
Non-cash stock compensation expense	3,381
Mark-to-market adjustment - acquisition-related obligations	(1,735)
Accretion on asset retirement obligations	5,943
Amortization of acquired intangibles, net	3,460
Adjusted EBITDA	$247,883

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended December 31, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$804,876	$16,266	$821,142
Less: Freight and handling fulfillment revenues	(105,911)	1	(105,910)
Non-GAAP Coal revenues	$698,965	$16,267	$715,232
Tons sold	3,752	129	3,881
Non-GAAP Coal sales realization per ton	$186.29	$126.10	$184.29

Cost of coal sales (exclusive of items shown separately below)	$541,547	$7,596	$549,143
Depreciation, depletion and amortization - production (1)	19,575	4,083	23,658
Accretion on asset retirement obligations	3,412	2,531	5,943
Amortization of acquired intangibles, net	2,517	943	3,460
Total Cost of coal sales	$567,051	$15,153	$582,204
Less: Freight and handling costs	(105,911)	1	(105,910)
Less: Depreciation, depletion and amortization - production (1)	(19,575)	(4,083)	(23,658)
Less: Accretion on asset retirement obligations	(3,412)	(2,531)	(5,943)
Less: Amortization of acquired intangibles, net	(2,517)	(943)	(3,460)
Less: Idled and closed mine costs	(11,754)	2,821	(8,933)
Non-GAAP Cost of coal sales	$423,882	$10,418	$434,300
Tons sold	3,752	129	3,881
Non-GAAP Cost of coal sales per ton	$112.97	$80.76	$111.90
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended December 31, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$804,876	$16,266	$821,142
Less: Total Cost of coal sales (per table above)	(567,051)	(15,153)	(582,204)
GAAP Coal margin	$237,825	$1,113	$238,938
Tons sold	3,752	129	3,881
GAAP Coal margin per ton	$63.39	$8.63	$61.57

GAAP Coal margin	$237,825	$1,113	$238,938
Add: Depreciation, depletion and amortization - production (1)	19,575	4,083	23,658
Add: Accretion on asset retirement obligations	3,412	2,531	5,943
Add: Amortization of acquired intangibles, net	2,517	943	3,460
Add: Idled and closed mine costs	11,754	(2,821)	8,933
Non-GAAP Coal margin	$275,083	$5,849	$280,932
Tons sold	3,752	129	3,881
Non-GAAP Coal margin per ton	$73.32	$45.34	$72.39
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended December 31, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$423,882	$10,418	$434,300
Less: cost of purchased coal sold	(37,238)	—	(37,238)
Adjusted cost of produced coal sold	$386,644	$10,418	$397,062
Produced tons sold	3,561	130	3,691
Adjusted cost of produced coal sold per ton (1)	$108.58	$80.14	$107.58
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.